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Exhibit 99.1

   aaiPharma Completes Acquisition of Darvon(R)and Darvocet N(R)Pain Franchise
                              and Related Financing

                  Announces Proposed Registered Equity Offering

Wilmington, North Carolina (March 29, 2002) - aaiPharma Inc. (Nasdaq: AAII) announced today that it has successfully completed the acquisition of the United States rights to the Darvon(R) and Darvocet N(R) family of pain products from Eli Lilly and Company (NYSE: LLY) through its NeoSan Pharmaceuticals division. In conjunction with this acquisition, the Company has increased its senior secured credit facilities to $175 million and issued $175 million of 11% senior subordinated notes due in 2010.

The Company also announced that it plans to issue up to one and a half million shares of its common stock in a registered offering to be commenced during the second quarter of 2002. The Company intends to apply the net proceeds of this offering to reduce indebtedness under its new senior secured credit facilities.

This news release does not constitute an offer of any securities for sale.





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